March 8, 2004

AXA Premier VIP Trust

1290 Avenue of the Americas

New York, NY 10104

Ladies and Gentlemen:

You have requested our opinion, as counsel to AXA Premier VIP Trust, a Delaware statutory trust (the “AXA Trust”), as to certain matters regarding the shares of the AXA Premier VIP Technology Portfolio (the “AXA Portfolio”), a series of the AXA Trust, that are to be issued in connection with the reorganization of the EQ/Technology Portfolio (the “EQ Portfolio”), a series of EQ Advisors Trust (the “EQ Trust”), into the AXA Portfolio (the “Reorganization”), as provided for in the Agreement and Plan of Reorganization and Termination by and among the AXA Trust, on behalf of the AXA Portfolio, the EQ Trust, on behalf of the EQ Portfolio, and The Equitable Life Assurance Society of the United States (the “Agreement”). The Agreement provides for the transfer of the EQ Portfolio’s assets to the AXA Portfolio in exchange solely for the issuance of the number of Class A and Class B shares of beneficial interest of the AXA Portfolio that is to be determined in the manner specified in the Agreement (the “Shares”) and the AXA Portfolio’s assumption of the liabilities of the EQ Portfolio.

As such counsel, we have examined:

1. the registration statement on Form N-14 (“Registration Statement”) that is being filed with the Securities and Exchange Commission (“SEC”) by the AXA Trust for the purpose of registering the Shares under the Securities Act of 1933, as amended (the “Act”);

2. the form of Agreement included as an exhibit to the Registration Statement; and

3. the Agreement and Declaration of Trust and Bylaws of the AXA Trust.

We have also examined the records of the AXA Trust relating to the trust action that provides for the issuance of the Shares, and we have made such investigation of law as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America that in our experience, generally are applicable to the issuance of shares by entities such as the AXA Trust and

BOSTON . DALLAS . HARRISBURG . LOS ANGELES . MIAMI . NEWARK . NEW YORK . PITTSBURGH . SAN FRANCISCO . WASHINGTON

AXA Premier VIP Trust

March 8, 2004

the Delaware Statutory Trust Act, including the Delaware Constitution and reported judicial decisions relating to that Act. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares to be issued pursuant to the Agreement have been duly authorized for issuance by the AXA Trust; and

2.	When such Shares have been issued and the consideration for such Shares has been paid in accordance with the Agreement, such shares will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the references to this firm in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/    Kirkpatrick & Lockhart LLP